UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): August 2, 2006
Bookham, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-30684	20-1303994

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)
2584 Junction Avenue, San Jose, California 95134

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (408) 383-1400
Not Applicable.

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Credit Agreement
     On August 2, 2006, Bookham, Inc. (the “Company”), as parent, with Bookham Technology plc, New Focus, Inc. and Bookham (US) Inc., each a wholly-owned subsidiary of the Company, (collectively, the “Borrowers”), entered into a credit agreement (the “Credit Agreement”) with Wells Fargo Foothill, Inc. and other lenders regarding a three-year $25,000,000 senior secured revolving credit facility. Advances are available under the Credit Agreement based on a percentage of accounts receivable at the time the advance is requested. The Borrowers are permitted to borrow under the Credit Agreement upon completion of certain post-closing conditions, including the delivery of control agreements and similar documents.
     The obligations of the Borrowers under the Credit Agreement are guaranteed by the Company, Onetta, Inc., Focused Research, Inc., Globe Y. Technology, Inc., Ignis Optics, Inc., Bookham (Canada) Inc., Bookham Nominees Limited and Bookham International Ltd., each a wholly-owned subsidiary of the Company (together, the “Guarantors” and together with the Borrowers, the “Obligors”), and are secured pursuant to a security agreement (the “Security Agreement”) by the assets of the Obligors, including a pledge of the capital stock holdings of the Obligors in some of their direct subsidiaries. Any new direct subsidiary of the Obligors is required to execute a guaranty agreement in substantially the same form and join in the Security Agreement.
     Pursuant to the terms of the Credit Agreement, borrowings made under the Credit Agreement bear interest at a rate based on either the London Interbank Offered Rate (LIBOR) plus 2.75 percentage points or the prime rate plus 1.25 percentage points. In the absence of an event of default, any amounts outstanding under the Credit Agreement may be repaid and reborrowed anytime until maturity, which is August 2, 2009. A termination of the commitment line anytime prior to August 2, 2008 will subject the Borrowers to a prepayment premium of 1.0% of the maximum revolver amount.
     The obligations of the Borrowers under the Credit Agreement may be accelerated upon the occurrence of an event of default under the Credit Agreement, which includes customary events of default, including payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, a cross-default related to indebtedness in an aggregate amount of $1,000,000 or more, bankruptcy and insolvency related defaults, defaults relating to such matters as ERISA, judgments, and a change of control default. The Credit Agreement contains negative covenants applicable to the Company, the Borrowers and their subsidiaries, including financial covenants requiring the Borrowers to maintain a minimum level of EBITDA (if the Borrowers have not maintained specified levels of liquidity), as well as restrictions on liens, capital expenditures, investments, indebtedness, fundamental changes, dispositions of property, making certain restricted payments (including restrictions on dividends and stock repurchases), entering into new lines of business, and transactions with affiliates.
     In connection with the Credit Agreement, the Company agreed to pay a monthly servicing fee of $3,000 and an unused line fee equal to 0.375% per annum, payable monthly on the unused amount of revolving credit commitments. To the extent there are letters of credit outstanding under the Credit Agreement, the Borrowers will pay to the administrative agent a letter of credit fee at a rate equal to 2.75% per annum.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under An Off-Balance Sheet Arrangement of a Registrant.
     The information set forth in Item 1.01 above with respect to the Credit Agreement and Security Agreement is incorporated herein in its entirety.

Item 8.01.	Other Events
     On August 3, 2006, the Company issued a press release announcing that it had entered into the Credit Agreement and Security Agreement. The description of the press release set forth under this “Item 8.01. Other Events” is qualified in its entirety by reference to the press release, a copy of which is filed with this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release dated August 3, 2006

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKHAM, INC.
Date: August 8, 2006	By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer

EXHIBIT INDEX

99.1	Press release dated August 3, 2006